February 5, 2019

Matthew Kissner

Dear Matt:

On behalf of the Executive Compensation and Development Committee (“ECDC”) of the Board of Directors, I am pleased to confirm our offer and your acceptance of employment with John Wiley & Sons, Inc. as Group Executive Vice President.

As discussed, your employment date will be February 5, 2019. Your initial period of employment will expire on April 30, 2022, with either party retaining the right to terminate during that time. If your employment extends beyond this period, new terms and conditions of employment will be negotiated.

Your salary will be $25,000 semi-monthly, equivalent to $600,000 annually.

Your September 2018 Chairman’s equity grant will vest fully in the regular course in September 2019.

Beginning in fiscal year 2020 (“FY20”), you will be eligible to participate in the Executive Annual Incentive Plan (“EAIP”), with a target incentive equal to 100% of your base salary, or $600,000. Payout will be based on achievement of corporate financial goals and strategic milestones. All payouts under the EAIP are in accordance with plan provisions.1

If the Company achieves or exceeds its FY19 annual incentive financial targets, Brian will request the ECDC approve a bonus of $150,000 for you, payable in July 2019.

Beginning with the FY2020-22 performance cycle, which begins on May 1, 2019, you will be eligible to receive annual grants under the Company’s Executive Long-Term Incentive Program (“ELTIP”). Your targeted long-term incentive is $800,000. Currently, the ELTIP delivers sixty percent of the long-term value in the form of target performance share units and forty percent in restricted share units using the ten-day average stock price at time of grant. Restricted share units vest one-third on each of the first, second and third fiscal years following grant.
Performance share units earned are payable at the end of the three-year cycle, based on achievement of corporate financial metrics for the cycle, currently three-year cumulative EPS and three-year cumulative free cash flow. The payout range is 50% for threshold level financial achievement and 150% for outstanding level financial achievement. There is no payout of the performance share units if financial performance is below the threshold level. All payouts under the ELTIP are subject to and in accordance with plan provisions.

You will receive a one-time relocation payment of $30,000, payable within 30 days of hire, subject to taxes and other withholding.

All compensation is subject to withholding and payroll taxes.

As an executive officer, your compensation is based upon the recommendation of the President and CEO, and subject to approval by the Executive Compensation and Development Committee of the Board of Directors.  During the term of your employment you shall be entitled to all rights of similarly situated Company executives to an annual review of your compensation, and where appropriate, an increase to your compensation.

You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.

While we look forward to a mutually beneficial relationship, your employment is "at-will." This offer letter does not guarantee any employment duration; however, should your employment be involuntarily terminated without Cause or due to Constructive Discharge during your first three years of employment, you will receive for any ELTIP grants where you have completed at least one year of service: accelerated vesting of any outstanding restricted share units and full participation for performance share units, with payout based on actual performance. You will not be eligible for severance under the Executive Severance Plan, or any other Company severance program during your first three years of employment.

Matt, I know that you will continue to contribute significantly to the success of the Company, and I look forward to working with you in this role.

Please sign and return this letter, and the Agreements and Restrictive Covenants document, to me on or before February 6.

Sincerely, Acknowledged and Agreed:
/s/ Archana Singh                                /s/ Matthew Kissner

Archana Singh
EVP & Chief Human Resources Officer
Date: February 5, 2019                              Matthew Kissner

1 In the event any terms of this Offer Letter and attached Agreements and Restrictive Covenants (“Agreement”) conflict with any terms of the plan provisions, the terms contained herein and/or the Agreement shall prevail.

Agreements and Restrictive Covenants

Definitions

For purposes of the attached letter, the following definitions shall apply:

“Cause” means (A) your refusal or willful and continued failure to substantially perform your material duties to the best of your ability under this letter (for reasons other than death or disability), in any such case after written notice thereof; (B) your gross negligence in the performance of your material duties under this letter; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) your conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (E) your material and willful violation of any of the Company’s reasonable rules, regulations, policies, directions and restrictions.  The Company will provide you with written notice which describes the circumstances it relies on for termination of employment for any of the foregoing reasons.  If the alleged reason for termination is based on sections (A), (B), or (E), you shall have 60 days to remedy the situation.

“Constructive Discharge” means: (A) any material failure by the Company to fulfill its obligations under this letter (including, without limitation, any reduction of base salary, as the same may be increased during your employment, or other material element of compensation);
(B) a material and adverse change to, or a material reduction of, your duties and responsibilities to the Company; or (C) the relocation of your primary office to any location more than fifty (50) miles from the Company’s principal executive offices, resulting in a materially longer commute for you. You will provide the Company a written notice which describes the circumstances being relied upon for all terminations of employment by you resulting from any circumstances claimed to be a constructive discharge within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to your termination of employment due to a constructive discharge, and you must resign no later than thirty (30) days after the end of such 30-day period.

Business Expenses

The Company will reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties and obligations under this letter, including attendance at industry and other relevant conferences. You will comply with such limitations and reporting requirements with respect to expenses as may be established by Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

Indemnification

The Company will indemnify you to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords you the greater protection.

Intellectual Property Rights

You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form other than those (if any) in connection with your permitted outside activities (collectively the “Work
Product”) shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Work Product. You shall assist Wiley to obtain any registrations covering Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.

Protection of Confidential Information

You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing in your capacity as an officer or director of Wiley, its subsidiaries or affiliates, relating to Wiley, its businesses, its customers, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, hardware designs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, “Third
Parties”), or other information which is not known to the public, and which may include material developed by you. You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval.

Business Opportunities

Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.

Non-Compete, Non-Solicitation

During your employment with Wiley, you have and shall become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its affiliates and companies acquired by Wiley. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any company or individual that materially competes with Wiley, without first notifying and obtaining consent from Wiley’s General Counsel, which shall not be unduly withheld; provided, however, that it shall not be a violation hereof for you to own and manage the interests held by you prior to your employment with Wiley as separately previously disclosed to Wiley or to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national or foreign securities exchange or an inter-dealer quotation system.

During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) hire any person who was an employee of Wiley or any affiliate at any time during the one year period prior to termination of your employment with Wiley or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).

You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley. Nothing in this letter shall preclude you from engaging, consistent with your duties and responsibilities hereunder, in charitable and community affairs or from maintaining (after a short transition period for you to exit the balance of your director positions) your directorship in one of the private companies on whose board you presently sit, provided that (a) such company directorship is made known to Wiley and approved prior to the execution of this Offer Letter and (b) such service does not include a material time commitment that impacts on your time and duties at Wiley.

Representations

You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.

Modification

It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

Miscellaneous

This Offer Letter and any and all related issues – including but not limited to interpretation, enforcement, and performance – shall be governed by the laws of the State of New York, without reference to the conflicts of law provisions thereof.

General

This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.

For Wiley

By:  /s/ Archana Singh                             /s/ Matthew Kissner
Archana Singh Matthew Kissner
EVP & Chief Human Resources Officer

February 5, 2019                                 2/5/19
Date         Date